EXHIBIT 99.1

PRESS RELEASE

Kreisler Manufacturing Corporation Announces Fiscal 2007 Financial Results: 69% Increase in Net Income, 21% Sales Growth and 44% Increase in Backlog

Elmwood Park, New Jersey, September 25, 2007 -- Kreisler Manufacturing Corporation (NASDAQ: KRSL) announced higher sales and earnings for fiscal 2007.

Fiscal 2007 Highlights

  Net Income 69% increase to $1,960,000 (Fiscal 2006: $1,163,000)
  EPS 65% increase in fully diluted GAAP earnings per common share of $1.04 (Fiscal 2006: $0.63)
  Net Sales 21% increase to $23,852,000 (Fiscal 2006: $19,723,000)
  Backlog 44% increase to $29,876,000 (Fiscal 2006: $20,800,000)

"Our 21% sales growth is indicative of the continued strong customer requirements for the engine components we manufacture," said Kreisler CEO Michael Stern. "We experienced double-digit sales increases in all three of our industry market areas - commercial aircraft engines, military aircraft engine and industrial gas turbines. Our June 30, 2007 backlog of almost $30,000,000 increased 44%."

Stern added, "Our net income growth of 69% reflects efficiencies achieved from higher production rates. We have also benefited from lower growth in certain costs such as purchased materials as well as lower costs attributable to detail components purchased by Kreisler Industrial from Kreisler Polska. By the end of fiscal 2007 we implemented production cells for most of our U.S. manufacturing operations which we believe will streamline our processes. During fiscal 2008 our operational focus is to improve our manufacturing operations resulting in higher quality and on-time delivery."

Stern noted that, "Our purchases of $1,500,000 in capital equipment represented an increase of $1,000,000 compared to fiscal 2006. We expect to continue making appropriate capital equipment purchases using our own available resources as well as external sources of funding."

The Company reported a sales increase of 21% to $23,852,000 for the year ended June 30, 2007 compared to sales of $19,723,000 for the year ended June 30, 2006. Net income increased 69% to $1,960,000. Income from operations increased to $3,069,000 compared to the prior year income from operations of $1,875,000, an increase of $1,194,000 or 64%. Gross margin increased to $4,954,000 compared to the prior year gross margin of $3,148,000, an increase of $1,806,000 or 57%. The Company reported diluted earnings per share of $1.04 compared to the prior year earnings per share of $0.63.

Kreisler Manufacturing Corporation is a manufacturer of precision metal components and assemblies for use in military and commercial aircraft engines and industrial gas turbines. These products primarily include tube and manifold assemblies. The Company has two wholly owned subsidiaries: Kreisler Industrial Corporation located in Elmwood Park, New Jersey, and Kreisler Polska Sp. z o.o located in Krakow, Poland.

For more information please contact:

Ned Stern, Chief Financial Officer

Kreisler Manufacturing Corporation

Tel (201) 791-0700 X222

Forward-Looking Statements

Certain oral statements made by management of the Company from time to time and certain statements contained herein or in periodic reports filed by the Company with the Securities and Exchange Commission are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to results of operations and the business of the Company. All such statements, other than statements of historical facts, including those regarding market trends, the Company's financial position and results of operations, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. In general, such statements are identified by the use of forward-looking words or phrases, including, but not limited to, "estimates," "intended," "will," "should," "may," "believes," "expects," "expected," "anticipates," and "anticipated" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These forward-looking statements represent the Company's current judgment. The Company disclaims any intent or obligation to update its forward-looking statements. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from those set forth in or underlying the forward-looking statements.

Kreisler Manufacturing Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Audited)
Years ended June 30,	2007	2006

Net Sales	$23,852,200	$19,723,254

Cost of goods sold	18,897,767	16,575,023
Selling, general and administrative expenses	1,885,423	1,272,901
Total Costs and Expenses	20,783,190	17,847,924
Income (loss) from operations	3,069,010	1,875,330

Interest and other income	199,941	117,758
Interest and other expenses	(57,143)	(74,636)

Income before income tax expense	3,211,808	1,918,452

Income taxes	(1,251,410)	(755,000)
Net income (loss)	$ 1,960,398	$1,163,452
Earnings per common share:
Net income - basic	$1.06	$0.64
Net income - diluted	$1.04	$0.63
Weighted average common shares - basic	1,842,031	1,827,620
Weighted average common shares - diluted	1,876,781	1,851,355

Kreisler Manufacturing Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(Audited)

	June 30, 2007	June 30, 2006

Assets
Cash and cash equivalents	$5,068,325	$3,295,947
Short-term investments	550,000	--
Accounts receivable - trade (net)	2,366,177	4,480,295
Inventories	5,546,983	3,253,420
Deferred tax asset	96,312	42,654
Other current assets	66,200	109,814
Total Current Assets	13,693,997	11,182,130

Property, plant and equipment, net	2,425,098	1,590,879
Deferred tax asset, non-current	123,942	238,989
Total Non-Current Assets	2,549,040	1,829,868
	$16,243,037	$13,011,998

Liabilities and Stockholders' Equity
Liabilities
Accounts payable - trade	$1,130,990	$819,974
Accrued expenses	520,540	483,030
Deferred revenue	500,000	--
Product warranties	148,185	--
Income taxes payable	--	59,820
Line of credit payable	--	54,810
Obligation under capital leases	115,731	103,643
Total current liabilities	2,415,446	1,521,277

Obligation under capital leases	258,343	358,193
Accrued environmental cost	426,117	407,577
Total long term obligations	684,460	765,770

Total stockholders' equity	13,143,131	10,724,951
	$16,243,037	$13,011,998